CERTIFIED RESOLUTIONS

The undersigned hereby certifies that he is the duly elected Assistant Treasurer of the Stadion Investment Trust (the “Trust”) and that the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, adopted the following resolutions by unanimous consent on July 7, 2015.

WHEREAS, the Board has been presented for its review and consideration with a fidelity bond written by Continental Insurance Company, covering, among others, the officers and employees of the Trust in accordance with the requirements of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”), with an aggregate limit of liability of $1,000,000, a deductible of $25,000 per loss (except that the deductible is not applicable to any loss sustained by the Trust under the employee dishonesty clause that provides the coverage required by Rule) and a premium of $4,553 (the “Fidelity Bond”);

WHEREAS, the Board has given due consideration to all factors deemed relevant by the Board, including, but not limited to, the value of the aggregate assets of each of the Stadion Managed Risk 100 Fund, Stadion Tactical Defensive Fund, Stadion Defensive International Fund, Stadion Trilogy Alternative Return Fund, Stadion Alternative Income Fund and Stadion Tactical Growth Fund, each series of the Trust (each, a “Fund” and together the “Funds”) to which any officer or employee may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities and other assets of the Funds, the number of other parties named as insured, the nature of the business activities of each of the parties, the amount of coverage under the Fidelity Bond, and the amount of the premium of the Fidelity Bond;

WHEREAS, the Board has determined the Fidelity Bond to be adequate and reasonable, in accordance with the requirements of the Rule;

WHEREAS, the Board has determined that the Trust’s participation in the Fidelity Bond is fair and reasonable and is in the best interests of the Trust;

RESOLVED, that it is the finding of the Trustees that the Fidelity Bond is reasonable in form and amount, after having given due consideration to the factors described above;

FURTHER RESOLVED, that the Bond be, and it hereby is, ratified and approved by the Board of Trustees (all Trustees voting) and separately by all of the Trustees of the Trust who are not “interested persons” of the Trust as defined in the 1940 Act (the “Independent Trustees”);

FURTHER RESOLVED, that the premium to be paid by the Trust under the Bond be, and it hereby is, ratified and approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees, and further that such premium shall be allocated between the Funds in accordance with each Fund’s respective minimum coverage requirement under the Rule as of the renewal date of the Fidelity Bond;

FURTHER RESOLVED, that the Secretary or an Assistant Treasurer of the Trust shall file the Fidelity Bond with the Securities and Exchange Commission and give all notices required under paragraph (g) of the Rule; and

FINALLY RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder.

Witness my hand this 9th day of July, 2015.

/s/ Alan Gattis
Alan Gattis
Assistant Treasurer